Exhibit 10.2
RELOCATION POLICY
Effective April 6, 2009

CARBO
RELOCATION POLICY SUMMARY

MISCELLANEOUS RELOCATION ALLOWANCE (taxable and not grossed up)	One month’s salary ($10,000 maximum)

HOME SALE OF PRIMARY RESIDENCE (if sold through ARSI, non-taxable)	The Home Sale Program is a Guaranteed Buyout though CARBO’s Relocation Service Partner, All Relocation Services (ARSI). The Realtor sales commission (not to exceed customary rate) and all normal seller’s closing costs, not to include recurring costs are paid by CARBO.

If home is appraised at a value below the employee’s original purchase price, the difference will be taxable to the employee.

HOME SELLING INCENTIVE (taxable, not grossed up)	If employee sells the home within 90 days, a 2% incentive will be paid

LEASE CANCELLATION (taxable and grossed up)	Lease breakage of up to 2 months for unavoidable lease cancellation penalties.

HOME FINDING TRIP EMPLOYEE AND SPOUSE (taxable and grossed up)	One trip, not to exceed 3 days. Travel, car rental, lodging, and meal expenses will be covered.

TEMPORARY LIVING (taxable and grossed up)	Up to 90 days. Reimbursement for reasonable meals for the employee and family. Lodging $3,000 maximum per month for employee and family. Up to 30 days rental car reimbursement.

RETURN TRIP (taxable and grossed up)	In the event the employee relocates before member(s) of his/her household, transportation for return trips home will be allowed every 15 days while in temporary living. Not to exceed 6 trips.

HOME PURCHASE (taxable and grossed up, except origination fee and discount point)	For employees who are homeowners at the time the relocation is initiated, reimbursement of loan origination fee (1 pt.), and all normal and customary buyer closing costs, not to include recurring costs. General home inspection, not to exceed $500.

RENTAL ASSISTANCE (taxable and grossed up)	One rental tour, which includes visiting rental sites, community highlights, schools, and providing community/civic information.

SHIPMENT OF HOUSEHOLD GOODS (non-taxable)	Full packing, full unpacking, and transporting of furniture and personal property. If move is more than 500 miles, up to 2 vehicles may be shipped. Reasonable and customary crating. Third Party Services for appliance disconnect and hook-up. Shipment of household goods to be insured by Third Party Insurance.

STORAGE OF HOUSEHOLD GOODS (1ST 30 days are non-taxable; 31st day-60th day taxable and grossed-up)	Storage of household goods for 60 days.

FINAL MOVE (1st $.24/mile, tolls, parking, last night of lodging at old location while goods in transit, and lodging while in transit are non-taxable and not grossed up)	Reasonable expenses for meals incurred by employee and family while en route to new location. The most direct route must be taken. Mileage will be reimbursed at the IRS rate, currently $.55/mile.

IMPORTANT NOTICE
CARBO has contracted with a professional relocation service company, All Relocation Services (ARSI), to administer its relocation policy. Once you are authorized to receive relocation benefits, CARBO will initiate your relocation through ARSI. ___with ARSI will be your primary contact throughout your relocation, and will contact you to review your relocation benefits as outlined in the CARBO policy.
Do not make any relocation-related commitments (including any real estate commitments for your home sale or home purchase) before speaking with your ARSI Relocation Consultant.
Failure to comply with the relocation program outlined in this policy may result in reduced benefits and possible exclusion from the program.
The contact information for your relocation consultant is:

INTRODUCTION AND PURPOSE
Congratulations on your new assignment! CARBO wants to assist you in making a smooth transition to your new location by providing professional assistance with your move. Benefits of the program are based on eligibility and may include:

EXPENSE ADMINISTRATION

• Expense Administration	Page 7

• Miscellaneous Relocation Expense Allowance	Page 7

ORIGIN SERVICES

• Marketing Assistance Program	Page 8

• Independent Sale	Page 10

• Home Sale Incentive	Page 10

• Lease Cancellation	Page 10

DESTINATION SERVICES

• House Finding Trip	Page 10

• Temporary Living	Page 11

• Return Trips	Page 11

• Home Purchase	Page 11

• Rental Assistance	Page 12

FINAL MOVE BENEFITS

• Transportation of Household Goods	Page 12

• Storage	Page 13

• Final Move Expenses	Page 13

TAX GROSS-UP	Page 13

AGREEMENT FOR REPAYMENT OF RELOCATION EXPENSES	Page 15

ELIGIBILITY
Benefits provided under this policy are for all employees transferring as a result of the headquarter move to Houston. In general, the provisions of the relocation program apply to full-time current employees who, at the request of management, are relocated domestically. Full-time, experienced new hires will be handled on a case-by-case basis. Employee requested relocations are not eligible for this program.
IRS regulations require you to work (or expect you to work) in the new location for at least 39 weeks to be eligible to deduct qualified relocation expenses. Exception: if CARBO moves you again or you are laid off, you still qualify for the deduction. In addition, the IRS requires the distance from your old home to your new work place must be a minimum of 50 miles further than the distance from your old home to your old work place.
PAYBACK OF RELOCATION EXPENSES
If an employee leaves the employ of CARBO by voluntary resignation, except for medical reasons, or is terminated for gross misconduct, within one year of relocating, he/she will be required to repay the relocation costs incurred by the company pro rata to the proportion of the one-year period remaining at the time of leaving. See Repayment Agreement.
PROGRAM ADMINISTRATION
The policy for relocation and moving expense reimbursement will be determined and administered by the Human Resources Department. The Company’s decisions regarding the application and interpretation of the relocation policy are final. The Human Resources Department will notify ARSI of all authorized relocations. The “Request for Relocation” form must be signed and approved by the Vice President of Human Resources before a written or verbal offer is made to an employee. Once the offer has been made to the employee, the hiring manager is responsible for notifying Human Resources of his/her acceptance. The notification will begin the relocation process.
IT IS THE HIRING MANAGER’S RESPONSIBILITY TO INFORM THE EMPLOYEE NOT TO LIST THEIR HOME FOR SALE PRIOR TO NOTIFICATION OF HUMAN RESOURCES AND THEIR APPROVAL.
All relocation expenses incurred by the employee must be submitted on a relocation expense reimbursement form provided by All Relocation Service Services.
CARBO has partnered with All Relocation Services (ARSI) as its Relocation Service Partner to administer and implement all parts of its relocation program from initiation to completion. Once ARSI receives proper, written authorization from Human Resources,

ARSI will begin the initiation process for your relocation. A Relocation Consultant will then contact you within one (1) business day to review the approved benefits of your policy. The Relocation Consultant will be your advocate, manage the relocation from start to finish, and monitor the process to ensure consistent and professional service delivery.
LENDER INFORMATION
The Relocation Consultant will send a relocation package with guidelines and basic information about the relocation process. A list of contact names and numbers, including the names and phone numbers for approved national lenders will be included.
The package will also contain information to help you with your move such as tips for selling a home, tips for buying a home or tips for renting a home.
EXPENSE ADMINISTRATION
Under existing Federal and State Income Tax Regulations, certain relocation expense reimbursements are designated as taxable income. All relocation expenses should be submitted to the Relocation Consultant before being approved by the employee’s manager. ARSI will audit all expenditures to ensure compliance with approved policy and inclusion of proper original receipts. ARSI will process expense reimbursements within three (3) business days of receipt.
MISCELLANEOUS RELOCATION EXPENSE ALLOWANCE
A relocation allowance equal to one month’s salary ($10,000 maximum) will be provided to help with expenses not otherwise reimbursable under the policy. For example:
•	Storage over 60 days

•	Carpet installation or cleaning

•	Cleaning residence

•	New window coverings

•	Drapery alterations or cleaning

•	Chimney cleaning

•	Burglar alarms

•	Lawn care

•	TV antenna installation

•	TV adjusting

•	Tuition fees lost

•	Appliance installation

•	Membership dues lost

•	Advance entertainment purchase

•	Income tax preparation assistance

•	Movement of unauthorized vehicles

•	Perishable food or firewood left behind

•	Movement of domestic pets and farm type animals

•	Unusual hobbies

•	Snow removal

•	Piano tuning

The miscellaneous relocation allowance may be requested once your relocation has been authorized. It applies to both homeowners and renters. Only one allowance per household will be issued.
The miscellaneous allowance is considered a supplemental payment and is subject to tax withholding. The allowance is not qualified for the “tax gross up” calculation.
HOME SALE
Marketing Assistance Program
In order to expedite the transfer, maximize relocation benefits, and reduce overall costs to the employee and CARBO, ARSI’s home sale assistance program should be utilized. The employee should not list his/her home for sale until he/she has spoken to his/her Relocation Consultant about Realtor options. Approved Realtors will be required to work with ARSI and agree to an exclusion clause which will be explained by the Relocation Consultant.
Through an in-depth interview process, the Relocation Consultant will assist in the selection of two qualified, experienced real estate professionals, who will be asked to complete a thorough Broker Market Analysis (BMA) of the employee’s home. If the employee has a real estate agent that he/she would like to utilize, who is experienced, knowledgeable of the local market, and familiar with relocation procedures; he/she may be included in the BMA selection process with the approval of your ARSI relocation consultant.
The two selected agents will meet with the employee to inspect his/her home, talk with him/her about their qualifications and what they would do to market the home effectively. They will then prepare a Broker Marketing Analysis (BMA) report reflecting their opinions of a suggested list price and the probable sale price of the employee’s property within a 90 day marketing period. The agent will then send a copy of the price analysis to the Relocation Consultant for review.
The Relocation Consultant will review the BMA reports and discuss them with the employee, including suggested list prices. The employee will then select one of the agents to list his/her home and ARSI will send the listing agent instructions, with the required “Exclusion Clause” to the selected Realtor. The Relocation Consultant will monitor the performance of the agent throughout the marketing period, keep the employee advised of changes in the market, and help the employee assess his/her options if a change in strategy seems indicated.
Some properties are ineligible for CARBO’s relocation program including those with structural defects of the roof, or foundation; well, or septic systems that fail certification; zoning or easement disputes; building code violations, toxic or hazardous materials or substances (e.g., radon, asbestos, lead paint, composite board siding or UFFI); synthetic stucco siding (EIFS) or co-op apartments.

All offers received on the home during the Marketing Assistance period must be presented to and negotiated by ARSI. ARSI will present the terms and conditions to the employee for his/her approval but all transactions (i.e., negotiations, counter offers and acceptances) must be managed by ARSI for the employee to receive favorable tax treatment. The employee should call his/her Relocation Consultant immediately upon receiving an offer. If an offer is agreed to and accepted, the Relocation Consultant will sign the contract on behalf of All Relocation Services. The CARBO employee will receive a Contract of Sale from ARSI that mirrors the terms and conditions to which they agreed with the Buyer. Your ARSI Consultant is trained in real estate and negotiations and will be your advocate throughout the negotiations and your relocation process.
If no offer is received during the marketing assistance period, the employee shall receive a guaranteed buyout at the employee’s original purchase price. The employee must submit their HUD-1 form to the Relocation Consultant as evidence of their original purchase price. 60 days into the Marketing Assistance period, CARBO will order 2 independent appraisals. If the average of these appraisals is less than the employee’s purchase price, the difference will be taxable (and not grossed up) to the employee.
Employees are responsible for all costs and risks associated with the home up to and including the date of closing with ARSI. These include proration for taxes, interest on the mortgage, utilities, homeowner’s insurance, agreed upon repairs required from any inspections, and other costs associated with ownership of the home. After the date of closing, ARSI will be responsible for these costs.
At closing, the employee will receive the final net proceeds (the equity) in the property. Net proceeds are defined as the sales price of the home minus liens, mortgages, appropriate prorations and agreed to repair amounts.
CARBO covers the normal and customary closing costs associated with the sale of the employee’s primary residence. It does not cover repairs or concessions Seller agrees to pay on behalf of the buyer. The typical reimbursable cost as follows:
•	Sales commission (not to exceed customary, legal rate)

•	Legal fees

•	Title and abstract expenses

•	State or local transfer taxes, revenue stamps

•	Recording and notary fees

•	Escrow or closing fees

•	Home Warranty (Maximum $400)

•	Pest Inspection if State Required

•	Tax Certificates
CARBO will not reimburse prepayment penalties required of some mortgages when selling a home.

Please note: It is the responsibility of the employee to work with ARSI to sell his or her residence prior to receiving a Guaranteed Buyout Offer from ARSI.
INDEPENDENT SALE
Should a home be ineligible for the relocation program or should the employee elect not to participate through ARSI, CARBO will reimburse typical costs associated with the home sale transaction but the EMPLOYEE WILL NOT BE ELIGIBLE FOR TAX ASSISTANCE.
Reimbursable expenses include real estate commissions not to exceed 6% and legal fees (i.e., up to $500 for documentation preparation and review) and disbursements (i.e., title search, evaluation and certification of status). HUD statements must support requests for reimbursement.
HOME SELLLING INCENTIVE
CARBO provides a home selling incentive for those individuals who are able to sell their home within ninety (90) days. Employees will receive 2% of the selling price of the home. The incentive will be paid after the property is successfully closed. All offers and contracts must be approved and negotiated in conjunction with ARSI, who will sign as Seller, once terms and conditions meet the employee’s and CARBO’s approval. The employee must not sign, negotiate or take any action regarding his/her home sale on his/her own, without first contacting the ARSI Relocation Consultant.
This payment is not grossed up.
LEASE CANCELLATION
A maximum of 2 months rent will be reimbursed for unavoidable lease cancellation penalties. In requesting reimbursement of lease cancellation expenses, a copy of the lease and any other documents substantiating the expenses should be attached to a relocation expense report, and then submitted to All Relocation Services. When renting in the new location, it is advisable to have a “transfer clause” included in your lease.
HOUSE FINDING TRIP
ARSI will contact the employee directly and oversee the home search through an assigned real estate professional. This service is designed to help the employee identify lifestyle and household needs, and then to find and finance a home that is appropriate for the employee and his/her family. This process will provide objective and reliable information and save the employee time and effort as he/she undertakes the search for his/her new home.

CARBO will pay reasonable transportation (coach fare if flying), rental car, lodging, and meal expenses for the employee and spouse (no children) to secure permanent housing in the new location. A maximum of one (1) trip is allowed with a limit of (3) days.
TEMPORARY LIVING
Whenever possible, relocation should be scheduled so that the employee can complete the move (with his/her family) and establish residence immediately upon arrival at the new location. If circumstances prevent this from happening, ARSI will arrange for temporary living accommodations for employee and his/her family. Temporary lodging for employee is up to a maximum of $3,000 per month for a maximum of 90 days per relocation event. Reasonable meal expenses for the employee and family will be reimbursed. The employee is required to complete a relocation expense reimbursement form and attach original legible receipts in order to be reimbursed for the above listed expenses. The Relocation Expense form and receipts should be sent to your ARSI Relocation Consultant.
Car rental will be reimbursed up to a maximum of 60 days. This service will be coordinated through All Relocation Services. Mileage reimbursement will be calculated at the current IRS rate.
RETURN TRIP(S)
In the event the employee relocates before his/her household, transportation for return trips home will be allowed every 15 days during the 90 days (maximum 6 trips). Transportation will be limited to air travel (coach fare) or personal vehicle, if a reasonable distance. Whenever possible, trips should be coordinated to include a weekend to reduce the time away from work. All travel will be coordinated through ARSI.
HOME PURCHASE
In order to reduce overall costs to the employee and CARBO, ARSI’s home purchase program must be utilized. The employee should not engage a Realtor until he/she has spoken to his/her Relocation Consultant about Realtor options.
If the employee is a home owner at the time the relocation is initiated, CARBO will reimburse employee for normal closing costs on a new home which by local custom are typically paid by the buyer. The costs include:
•	Loan Origination Fee (1 point)

•	Mortgage Application Fee

•	Lender Processing Fee

•	Legal Fees

•	Title Search/Insurance

•	Credit Report

•	Attorney Fee

•	Home Inspection (HR approval is required should the amount exceed $500.00)

•	Survey

•	Recording and Notary Fees

•	Appraisal Fee

•	Homeowner Association Transfer Fees
In order to receive reimbursement, the employee must submit the settlement statement or HUD-1 along with the relocation expense report to the Relocation Consultant.
RENTAL ASSISTANCE
CARBO will provide rental assistance to employee through ARSI. The service includes visiting rental sites, community highlights, schools, and providing community/civic information.
Once a rental property is selected and upon execution of the new leasing agreement, the employee should request that the following clause be inserted: “In the event the Tenant is required to move to another area as a condition of employment, Tenant may terminate the lease without penalty upon thirty (30) days written notice to Landlord/Owner. Tenant shall supply Landlord/Owner with written notice from his/her employer that the transfer will occur.”
TRANSPORTATION OF HOUSEHOLD GOODS
The household goods move will be coordinated through ARSI. CARBO will pay the cost of packing, insuring, transporting, and unpacking furniture and personal property. It shall be the responsibility of the employee to pay the cost of shipping pets, domestic or farm animals, disc/dish antennas, dune buggies or go carts, canoes, boats, snowmobiles and their trailers, heavy shop machinery, firewood, bricks, cement blocks, lumber and other building supplies. Wine, ceramics, rocks, or other collections of excessive weight are not covered. If items of this nature are moved, a prorated cost will be calculated and charged to the employee.
Extra stop charges are not authorized by CARBO. If arrangements are made for an extra stop, the charges for this service will be charged to the employee.
If the move is over 500 miles, CARBO will cover the costs to ship or pay mileage for up to 2 vehicles. For moves under 500 miles, the cost of mileage only will be paid for up to 2 vehicles.

STORAGE
Storage expense is only to be utilized where absolutely necessary. When storage is required, CARBO will pay for up to 60 days.
HOUSEHOLD GOODS CLAIMS PROCESS
In the event of damage or loss, it is the employee’s responsibility to contact ARSI Household Goods Coordinator to request a form and file a claim within 48 hours to report the damage and the claim form must be completed and returned within 30 days. If there are difficulties resolving a claim, the employee should contact the Relocation Consultant for assistance.
FINAL MOVE EXPENSES
Travel will be coordinated through ARSI. The employee will be reimbursed for reasonable expense for meals incurred by the employee and his/her family while en route to the new location. The most direct route must be taken; any deviations from this route (side trips, vacation, etc.) are not reimbursable. The employee is required to complete a relocation expense report for the above listed expense and return it to ARSI.
All relocation expenses and services must be completed and submitted for reimbursement (where applicable) within 1 year of employee’s date of transfer.
TAX GROSS UP
CARBO may reimburse relocation expenses as outlined in the policy. Certain expenses may be excludable from gross income or claimed as deductions on the employee’s Federal tax return. Some of the expenses are not excludable or deductible for tax purposes. Those to be grossed-up by CARBO are listed below:
•	Temporary Living

•	House Finding Trip

•	Lease Cancellation

•	Return Trips

•	Home Purchase

•	Storage (after 30 days)
Expenses which are “qualified” as Deductible/Excludable Moving Expenses by the employee include:
•	Transportation costs of moving household goods, personal effects and car

•	In-transit storage, not to exceed 30 days

•	Some transportation expenses for moving the employee and his/her family

•	Expenses incurred for lodging for the employee and family while en route to the new location

•	Some home purchase costs
Expense which are “non-qualified” as Deductible Moving Expenses by the employee include:
•	New home finding expenses

•	Some home purchase costs

•	Temporary living

•	Lease cancellation

•	In-transit storage over 30 days

•	Reimbursed home sale costs

•	Miscellaneous allowance

•	Part of final trip mileage
At the end of the calendar year, a RTR (Relocation Tax Report) will be provided to each employee. This will show the total amount of relocation expense payments that have been included in the employee’s income. This will guide the employee in determining deductions when filing his/her return. If multiple moves occur in the same calendar year, a separate RTR will be provided for each move
This document in no way shall be construed to contain tax or legal advice for recipients of relocation benefits. It is the employee’s responsibility to assure proper withholding allowances. Neither CARBO nor ARSI makes any representation as to legal or tax matters inherent in this document.

AGREEMENT FOR REPAYMENT OF
RELOCATION EXPENSES
The undersigned (“Employee”) will receive relocation benefits from CARBO to assist in moving his/her residence in connection with his/her employment by CARBO. These benefits are provided by CARBO subject to the provisions described in the relocation policy. Employee acknowledges he/she has received a copy of this guide and agrees to abide by its provisions.
Employee further agrees to the following terms and conditions with respect to repayment of any relocation benefits provided during his/her employment with CARBO:
1.	Employee understands and agrees that any relocation benefits received from CARBO shall be used solely to defray bona fide expenses reasonably incurred by Employee when he/she moves or transfers to a new location for purposes of employment with CARBO. These benefits shall not be used for any other purpose.

2.	All qualified relocation expenses submitted for reimbursement by CARBO must be accompanied by a valid receipt, invoice, or other documentation indicating the nature and amount of the expense incurred. CARBO will not pay for any otherwise qualified relocation expense for which supporting documentation is not submitted timely.

3.	In the event Employee receives benefits in excess of the amount he/she is eligible to receive, Employee shall promptly repay all such amounts to CARBO. In lieu of direct payment of such amounts, Employee hereby expressly authorizes CARBO to withhold any excess benefit payments he/she has improperly received from any payments which are due or shall become due to Employee from CARBO, including wages and business expense reimbursements. If the payment of such excess relocation benefits is caused by any intentional misrepresentation or concealment on the part of Employee, he/she shall be subject to disciplinary action, up to and including termination of employment by CARBO, as well as potential legal action.

4.	Employee understands and agrees that the following terms apply to their relocation benefits provided by CARBO:
(a)	If Employee remains a regular full-time employee of CARBO for twelve (12) months following the Effective Date, as defined in sub-section (c) below, Employee shall thereafter have no further obligation to repay to CARBO any relocation benefits received.

(b)	If Employee voluntarily terminates his/her employment with CARBO at any time, except for medical reasons, or is terminated for gross misconduct, within twelve (12) months following the Effective Date, Employee agrees to repay CARBO the pro-rata portion of the relocation benefits for the remainder of the 12-month period. Thus, 1/12th of the total relocation benefits received by Employee will be forgiven for each month of service calculated from the Effective Date to the date of termination. If, for example, Employee voluntarily terminates his/her employment six months after the Effective Date, Employee shall be responsible for repayment to CARBO of 50% of the total relocation benefits received. Employee understands and agrees that these obligations survive beyond his/her employment with CARBO.

(c)	“Effective Date,” for purposes of this Section, shall be defined as either: (i) Employee’s date of hire; or (ii) the effective date of Employee’s transfer to a new location, whichever is applicable. The first definition shall apply to employees newly hired by CARBO who become eligible for relocation benefits. The second definition shall apply to existing CARBO Employees who are eligible to receive relocation benefits in connection with a transfer of residence.
5.	If Employee voluntarily terminates his/her employment owing a balance under Section 4, above, Employee expressly authorizes CARBO to withhold from his/her final wage payment and/or business expense reimbursement any amount up to 1/12th of the total relocation benefits received by Employee. Employee shall promptly pay the total remaining balance directly to CARBO. If, following his/her termination, Employee fails to repay to CARBO all or any portion of the relocation benefits owed under this Agreement, CARBO reserves the right to initiate legal action to collect such payments. In that event, Employee agrees to pay CARBO its reasonable attorneys’ fees and costs incurred in any collection action. Employee further agrees to pay CARBO reasonable interest (at the prime rate plus 1%) on any unpaid balances due.

6.	Nothing in this Agreement is intended to create any contract of continued employment by CARBO or to modify the at-will nature of Employee’s employment.

I have read, understand and agree to comply with the terms of this Agreement.

Signature	Date

Employee Name
Relocation benefits will not be processed without a signed
Employee Reimbursement Agreement